Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Announces

Termination of Merger with Randolph Bank & Trust Company

MOCKSVILLE, NORTH CAROLINA, November 14, 2007—Bank of the Carolinas Corporation (“BOCC”) (Nasdaq Capital Market: BCAR) reported today that its subsidiary, Bank of the Carolinas, and Randolph Bank & Trust Company (“Randolph”), each has chosen to terminate their merger agreement dated April 12, 2007, after Randolph’s shareholders did not approve the merger at Randolph’s meeting of shareholders. The holders of over 60% of Randolph’s outstanding shares voted in favor of the merger, but the merger did not receive the favorable vote of the holders of two-thirds of the outstanding shares as required by North Carolina banking law. BOCC’s shareholders previously had approved the merger.

As a result of termination of the merger, expenses incurred in connection with the transaction will be charged against BOCC’s earnings during the fourth quarter of 2007. After adjustment for taxes, BOCC currently expects that charge to reduce its consolidated earnings for the fourth quarter by approximately $430,000, or $0.11 per diluted share.

BOCC is the holding company for Bank of the Carolinas, a state chartered bank headquartered in Mocksville, North Carolina, with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. BOCC’s common stock is traded on The NASDAQ Capital Market under the symbol BCAR.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. BOCC undertakes no obligation to revise these statements following the date of this press release.

For further information contact:

Eric E. Rhodes

Chief Financial Officer

Bank of the Carolinas

(336) 751-5755